Exhibit 99.1

TranSwitch Corporation Announces Third Quarter Results

SHELTON, CT -- October 18, 2005─ TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted third quarter, 2005 net revenues of approximately $7.3 million and a net loss of ($1.3) million, or ($0.01) per basic and diluted common share. This compares to third quarter, 2004 net revenues of approximately $8.3 million and a net loss of ($8.3) million, or ($0.09) per basic and diluted common share.

The net loss for the third quarter, 2005 includes the following non-cash items:

•
other income of approximately $3.0 million to reflect the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007 compared to other income of $5.1 million on the change in the fair value of the derivative liability in the third quarter, 2004;

•
interest expense of approximately $1.2 million relating to the on-going amortization of the debt discount related to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007 compared to such amortization of $1.4 million in the third quarter, 2004.

The third quarter, 2005 results were positively impacted by an $8.1 million reduction in operating expenses from the third quarter, 2004. The third quarter, 2005 operating expenses include a restructuring charge of $0.2 million related to workforce reductions at the Company’s Swiss research and development center.

For the nine months ended September 30, 2005, the Company posted net revenues of approximately $24.3 million and a net loss of ($20.3) million, or ($0.20) per basic and diluted common share. For the first nine months of 2005, operating expenses were $21.8 million below operating expenses for the first nine months of 2004.

During the quarter ended September 30, 2005, the Company reported a gross margin of $5.7 million. This margin was impacted by a cost of sales benefit totaling $0.9 million from the sale of previously reserved inventory. On a GAAP basis, the gross margin was 78% in the third quarter, 2005 compared to 73% in the second quarter, 2005.

“We are pleased with the revenue traction of our EtherMap® product line which contributed approximately $1.4M to our third quarter revenue. Our EtherMap-3 product secured 11 additional design wins this quarter bringing the total to date to 162 design wins with 86 customers. We also secured significant design wins with our EtherPHAST-48 Plus product and our EnvoyTM product line added eight design wins bringing its total to 59,” commented Dr. Santanu Das, chief executive officer and president of TranSwitch Corporation. “We made steady progress in driving efficiency within our organization while maintaining a highly focused and innovative team.”

“We are enthusiastic about our long-term prospects as our design-win momentum this quarter has been very strong. We see some revenue growth opportunities in the fourth quarter and are estimating that our fourth quarter, 2005 product revenues will be around $8.0 million, of which approximately $5.1 million was in opening backlog. Our fourth quarter, 2005 net loss is estimated to be in the range of ($0.05) to ($0.07) per basic and diluted common share. This net loss estimate for the fourth quarter, 2005 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending December 31, 2005,” concluded Dr. Das.

Additional details on TranSwitch’s third quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-457-2639 and reference confirmation code: 4073647. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through October 28, 2005. To access the replay, dial (719) 457-0820 and enter confirmation code: 4073647. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

For more information contact:

Peter J. Tallian
Senior Vice President, Chief Financial Officer and Treasurer
TranSwitch Corporation
Phone: 203/929-8810 ext. 2427
Fax: 203/926-9453
www.transwitch.com

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TranSwitch Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues:
Product revenues	$7,295	$8,336	$24,284	$25,040
Service revenues	—	12	9	200

Total net revenues	7,295	8,348	24,293	25,240
Cost of revenues:
Cost of product revenues	1,625	2,498	6,506	6,890
Provision for excess and obsolete inventories	—	571	573	571
Cost of service revenues	—	2	—	160
Total cost of revenues	1,625	3,071	7,079	7,621
Gross profit	5,670	5,277	17,214	17,619
Operating expenses:
Research and development	4,369	11,230	16,215	36,871
Marketing and sales	2,019	2,789	7,132	9,332
General and administrative	1,305	1,506	3,777	5,169
Restructuring charge (benefit) and asset impairments	197	492	2,724	280
Total operating expenses	7,890	16,017	29,848	51,652
Operating loss	(2,220)	(10,740)	(12,634)	(34,033)
Other (expense) income:
Change in fair value of derivative liability	3,001	5,126	(64)	12,852
Loss on extinguishment of debt	—	—	—	(1,241)
Other income, net	—	—	—	378
Impairment of investments in non-publicly traded companies	—	—	(1,450)	(123)
Interest income (expense):
Interest income	781	577	2,226	1,708
Interest expense	(2,794)	(3,227)	(8,185)	(9,792)
Interest expense, net	(2,013)	(2,650)	(5,959)	(8,084)
Total other (expense) income, net	988	2,476	(7,473)	3,782
Loss before income taxes, extraordinary loss and cumulative effect of
adoption of and changes in accounting principles	(1,232)	(8,264)	(20,107)	(30,251)
Income tax expense (benefit)	82	(10)	227	163

Loss before extraordinary loss and cumulative effect of adoption of and
changes in accounting principles	(1,314)	(8,254)	(20,334)	(30,414)
Cumulative effect on prior years of adoption of and retroactive
application of FIN 46R	—	—	—	(277)
Net loss	$(1,314)	$(8,254)	$(20,334)	$(30,691)

Basic and diluted loss per common share:
Loss before extraordinary loss and cumulative effect of adoption of
and changes in accounting principles	$(0.01)	$(0.09)	$(0.20)	$(0.33)
Cumulative effect on prior years of adoption of and retroactive
application of FIN 46R	—	—	—	—
Net loss	$(0.01)	$(0.09)	$(0.20)	$(0.33)
Basic and diluted average common shares outstanding	103,977	94,497	103,724	92,705

TranSwitch Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)
	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and short-term investments	$93,826	$102,504
Accounts receivable, net	3,694	4,795
Inventories	2,894	2,933
Prepaid expenses and other current assets	1,914	2,243

Total current assets	102,328	112,475
Long-term marketable securities	—	32,178
Property and equipment, net	2,356	3,590
Other assets	3,243	6,465

Total assets	$107,927	$154,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$6,211	$10,579
Restructuring liabilities	538	1,093
4.50% Convertible Notes due 2005	—	24,442

Total current liabilities	6,749	36,114

Restructuring liabilities - long-term	21,115	21,532
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $9,563 and $13,149, respectively	70,956	67,370
Derivative liability	8,599	8,461

Total liabilities	107,419	133,477

Commitments and contingencies

Total stockholders’ equity	508	21,231

Total liabilities and stockholders’ equity	$107,927	$154,708